Exhibit 99.1
GOLDMAN SACHS TO BECOME THE FOURTH LARGEST
BANK HOLDING COMPANY
NEW YORK, September 21, 2008 — The Goldman Sachs Group, Inc. (NYSE: GS) today announced that it will become the fourth largest Bank Holding Company and will be regulated by the Federal Reserve.
In recent weeks, particularly in view of market developments, Goldman Sachs has discussed with the Federal Reserve our intention to be regulated as a Bank Holding Company. We understand that the market views oversight by the Federal Reserve and the ability to source insured bank deposits as providing a greater degree of safety and soundness. We view regulation by the Federal Reserve Board as appropriate and in the best interests of protecting and growing our franchise across our diverse range of businesses.
Since the spring of this year, the Federal Reserve has been reviewing our liquidity and funding profile, capital adequacy and overall risk management framework. We are pleased that the Federal Reserve recognizes the strength and health of our liquidity and funding and the overall quality of our risk management. We have maintained our Tier 1 capital levels well above the Federal Reserve’s “well-capitalized” threshold of 6 percent since these ratios were first calculated in 2004. For the past several quarters, in light of the difficult market environment, we have been reducing our risk exposures and increasing our capitalization. Our Tier 1 capital ratio at the end of the third quarter was 11.6 percent.
“When Goldman Sachs was a private partnership, we made the decision to become a public company, recognizing the need for permanent capital to meet the demands of scale. While accelerated by market sentiment, our decision to be regulated by the Federal Reserve is based on the recognition that such regulation provides its members with full prudential supervision and access to permanent liquidity and funding,” said Lloyd C. Blankfein, Chairman and CEO of Goldman Sachs. “We believe that Goldman Sachs, under Federal Reserve supervision, will be regarded as an even more secure institution with an exceptionally clean balance sheet and a greater diversity of funding sources.”
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Media Contact:  Lucas van Praag    Tel: 212-902-5400   |   Investor Contact: Dane Holmes    Tel: 212-357-2674

Goldman Sachs already has two active deposit taking institutions — Goldman Sachs Bank USA and Goldman Sachs Bank Europe PLC — which, together, hold more than $20 billion in customer deposits. We are moving assets from a number of strategic businesses, including our lending businesses, into GS Bank USA. With over $150 billion in assets, GS Bank USA will be one of the ten largest banks in the United States. While these assets are fully funded for term, they also are available to be funded by the Federal Reserve. We intend to grow our deposit base through acquisitions and organically.
Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high net worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms. The firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.
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